Exhibit 99.1

International Rectifier Reports Second Quarter Fiscal Year 2014 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—January 29, 2014— International Rectifier Corporation (NYSE:IRF) today announced financial results for the second quarter (ended December 29, 2013) of its fiscal year 2014.  Revenue was $270.0 million, about flat compared to $269.8 million in the prior quarter and a 20.6% increase from $223.8 million in the prior year quarter.  GAAP net income for the second quarter was $17.9 million, or $0.25 per fully diluted share compared to GAAP net income of $8.7 million, or $0.12 per fully diluted share, in the prior quarter and GAAP net loss of $32.7 million, or $0.47 per fully diluted share in the prior year quarter.

“In the second half of the December quarter, we saw a steady increase in orders that drove revenue to the high end of our forecast,” stated President and Chief Executive Officer Oleg Khaykin. “In addition, margins and profits improved nicely and we increased our cash balance by over $25 million by the end of the quarter.”

GAAP gross margin for the second quarter was 36.3% compared to 35.3% in the prior quarter and 21.9% in the prior year quarter.  GAAP operating income for the second quarter was $17.8 million compared to operating income of $16.4 million in the prior quarter and an operating loss of $34.7 million in the prior year quarter.

Cash, cash equivalents and marketable investments increased $25.4 million during the second quarter and totaled $504.9 million at the end of the second quarter, including restricted cash of $1.4 million.

Cash provided by operating activities for the quarter was $33.4 million and free cash flow was $22.7 million for the quarter.

Non-GAAP Results

Non-GAAP net income for the second quarter was $13.4 million, or $0.19 per fully diluted share compared to non-GAAP net income of $15.1 million, or $0.21 per fully diluted share in the prior quarter and non-GAAP net loss of $30.3 million, or $0.44 per fully diluted share in the prior year quarter.

Non-GAAP gross margin for the second quarter was 36.5% compared to non-GAAP gross margin of 35.5% in the prior quarter and non-GAAP gross margin of 22.2% in the prior year quarter.  Non-GAAP operating income for the second quarter was $21.1 million, or 8% of revenue, compared to non-GAAP operating income of $19.8 million in the prior quarter and non-GAAP operating loss of $27.6 million in the prior year quarter.

The non-GAAP results the Company provides exclude the effects of accelerated depreciation, restructuring costs, amortization of intangibles, the associated net tax effects of these items, and discrete tax provisions and benefits. The Company excludes any tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability.

A reconciliation of these non-GAAP measures to the Company’s reported net income (loss), gross margin (referred to as gross profit in attached schedules) and operating income (loss) in accordance with U.S. GAAP are set forth in the attached schedules below.

March Quarter Outlook

Mr. Khaykin noted: “Looking ahead to the March quarter, we expect to see continued stable demand overall, with seasonal growth in our industrial end market offsetting seasonal weakness in our computing and consumer end markets.  As a result, we currently expect revenue for the March quarter to range between $265 million to $275 million.

We remain optimistic for calendar year 2014 as we see a steady strengthening of fundamentals, and new design wins continue to ramp.  In 2014, we remain well positioned for growth in the server market with digital power management, automotive IGBTs for hybrid and electric vehicles and power modules for the industrial and appliance end markets.”

The following table outlines International Rectifier’s current March quarter outlook on a GAAP basis and a non-GAAP basis, based on certain anticipated excluded items:

	GAAP	Excluded Items	Non-GAAP
Revenue	$265 to $275 million		$265 to $275 million

Gross margin	35.3% to 36.3%	0.2% for accelerated depreciation	35.5% to 36.5%

Operating Expenses

Research & development expense	about $33 million		about $33 million

Sales general & administrative expense	about $45 million		about $45 million

Asset impairment, restructuring and other charges	$1 to $1.5 million	$1 to $1.5 million

Amortization of acquisition related intangibles	$1.6 million	$1.6 million

Other Expense, net	$1 million		$1 million

Tax	About $3 million Expense		About $3 million Expense

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended December 29, 2013, September 29, 2013, and December 23, 2012, respectively, reconcile revenue and gross margin for the Company’s segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the second quarter of the 2014 fiscal year with the Securities and Exchange Commission on Thursday, January 30, 2014. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE:  A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s December quarter results and March quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the conference identification number: 35876831.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A recorded replay of this call will be available from approximately 6:00 p.m. Pacific time on Wednesday, January 29 through Wednesday, February 5, 2014. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter the conference identification number 35876831. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions, we are making forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, lower than expected demand or greater than expected order cancellations arising from a decline or volatility in general market and economic conditions; reduced margins from lower than expected factory utilization, higher than expected costs and customer shifts to lower margin products; changes in the timing or amount of costs associated with, or disruptions caused by, our restructuring initiatives; our ability to implement our restructuring initiatives as planned and achieve the anticipated benefits, which may be affected by, among other things: customer requirements, changes in business conditions and/or operational needs, retention of key employees, governmental regulations, delays and increased costs; unexpected costs or delays in implementing our plans to secure and qualify external manufacturing capacity for our products, including the purchase and installation of additional manufacturing equipment and the construction of our new wafer thinning manufacturing facility in Singapore; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; the effects of manufacturing quality issues and customer claims; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions, and capacity restrictions imposed by our vendors; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; the adverse impact of regulatory, investigative and legal actions; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; volatility or deterioration of capital markets; the effects of natural disasters; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10-Q.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	December 29, 2013	September 29, 2013	December 23, 2012
Revenues	$269,965	$269,750	$223,822
Cost of sales	172,000	174,439	174,733
Gross profit	97,965	95,311	49,089
Selling, general and administrative expense	44,727	43,750	45,083
Research and development expense	32,786	32,173	32,125
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Asset impairment, restructuring and other charges	1,015	1,402	4,941
Operating income (loss)	17,807	16,356	(34,740)
Other expense, net	1,510	762	411
Interest expense (income), net	7	(1)	(8)
Income (loss) before income taxes	16,290	15,595	(35,143)
Provision (benefit) for income taxes	(1,631)	6,872	(2,421)
Net income (loss)	$17,921	$8,723	$(32,722)

Net income (loss) per common share:
Basic	$0.25	$0.12	$(0.47)
Diluted	$0.25	$0.12	$(0.47)
Weighted average common shares outstanding:
Basic	71,147	70,830	69,144
Diluted	72,163	71,664	69,144

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 29, 2013	September 29, 2013	December 23, 2012
ASSETS
Current assets:
Cash and cash equivalents	$498,487	$468,120	$366,656
Restricted cash	635	629	624
Short-term investments	5,001	10,005	10,104
Trade accounts receivable, net of allowances	156,730	151,702	134,029
Inventories	247,740	243,754	260,717
Current deferred tax assets	4,946	5,002	5,181
Prepaid expenses and other current assets	34,222	35,040	36,095
Total current assets	947,761	914,252	813,406
Restricted cash	739	739	940
Long-term investments	—	—	5,003
Property, plant and equipment, net	412,277	419,289	456,139
Goodwill	52,149	52,149	52,149
Acquisition-related intangible assets, net	18,663	20,293	25,216
Long-term deferred tax assets	29,108	29,402	37,456
Other assets	65,135	61,341	60,004
Total assets	$1,525,832	$1,497,465	$1,450,313
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,403	$88,521	$70,649
Accrued income taxes	4,361	2,033	496
Accrued salaries, wages and commissions	37,764	40,980	40,740
Other accrued expenses	80,063	79,456	73,822
Total current liabilities	208,591	210,990	185,707
Long-term deferred tax liabilities	9,723	8,649	4,928
Other long-term liabilities	16,876	24,709	30,186
Total liabilities	235,190	244,348	220,821
Commitments and contingencies
Stockholders’ equity:
Common shares	77,426	77,287	75,353
Capital contributed in excess of par value	1,090,231	1,081,889	1,048,586
Treasury stock, at cost	(113,175)	(113,175)	(113,175)
Retained earnings	228,509	210,588	229,188
Accumulated other comprehensive loss	7,651	(3,472)	(10,460)
Total stockholders’ equity	1,290,642	1,253,117	1,229,492
Total liabilities and stockholders’ equity	$1,525,832	$1,497,465	$1,450,313

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	December 29, 2013	September 29, 2013	December 23, 2012
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$17,921	$8,723	$(32,722)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,470	22,073	23,088
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Loss on disposal of fixed assets	55	15	4,183
Impairment of long-lived assets	—	—	2,376
Stock compensation expense	6,627	6,862	5,378
Gain on sale of investments	—	(36)	(8)
Provision for inventory write-downs	(680)	1,615	6,060
Loss (gain) on derivatives	625	362	(93)
Deferred income taxes	1,949	4,997	227
Excess tax benefit from stock-based awards	—	—	1
Changes in operating assets and liabilities, net	(16,878)	(21,194)	30,727
Other	694	(237)	1,028
Net cash provided by operating activities	33,413	24,810	41,925
Cash flows from investing activities:
Additions to property, plant and equipment	(10,714)	(11,918)	(26,054)
Proceeds from sale of property, plant and equipment	—	25	—
Sale of investments	—	36	52,131
Maturities of investments	5,000	1,000	18,500
Release from (addition to) restricted cash	4	8	(9)
Net cash provided by investing activities	(5,710)	(10,849)	44,568
Cash flows from financing activities:
Proceeds from exercise of stock options	1,925	8,972	324
Excess tax benefit from stock-based awards	—	—	(1)
Net settlement of restricted stock units for tax withholdings	(71)	(1,089)	(45)
Net cash provided by financing activities	1,854	7,883	278
Effect of exchange rate changes on cash and cash equivalents	810	2,786	70
Net increase in cash and cash equivalents	30,367	24,630	86,841
Cash and cash equivalents, beginning of period	468,120	443,490	279,815
Cash and cash equivalents, end of period	$498,487	$468,120	$366,656

For the three months ended December 29, 2013, September 29, 2013, and December 23, 2012, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended
	December 29, 2013			September 29, 2013			December 23, 2012
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$102,878	38.1%	30.0%	$101,966	37.8%	30.9%	$83,273	37.2%	14.5%
Energy saving products	46,589	17.3	31.5	50,497	18.7	32.8	36,174	16.2	14.8
Automotive products	36,364	13.5	31.2	36,463	13.5	32.4	28,414	12.7	11.1
Enterprise power	33,195	12.3	42.4	32,249	12.0	37.4	28,649	12.8	25.0
HiRel	50,665	18.8	52.6	48,333	17.9	47.9	47,061	21.0	44.7
Customer segments total	269,691	99.9	36.2	269,508	99.9	35.3	223,571	99.9	21.8
Intellectual property	274	0.1	100.0	242	0.1	100.0	251	0.1	100.0
Consolidated total	$269,965	100.0%	36.3%	$269,750	100.0%	35.3%	$223,822	100.0%	21.9%

For the three months ended December 29, 2013, September 29, 2013, and December 23, 2012, stock-based compensation was as follows (in thousands):

	Three Months Ended
	December 29, 2013	September 29, 2013	December 23, 2012
Cost of sales	$1,362	$1,248	$1,123
Selling, general and administrative expense	3,123	3,527	2,858
Research and development expense	2,142	2,087	1,397
Total stock-based compensation expense	$6,627	$6,862	$5,378

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Gross Profit:

	Three Months Ended
	December 29, 2013	September 29, 2013	December 23, 2012
GAAP Gross profit	$97,965	$95,311	$49,089
Adjustments to reconcile GAAP to Non-GAAP gross profit:
Accelerated depreciation	639	427	551
Non-GAAP gross profit	$98,604	$95,738	$49,640
Non-GAAP gross profit-percentage	36.5%	35.5%	22.2%

Reconciliation of GAAP to Non-GAAP Operating Income (Loss):

	Three Months Ended
	December 29, 2013	September 29, 2013	December 23, 2012
GAAP Operating income (loss)	$17,807	$16,356	$(34,740)
Adjustments to reconcile GAAP to Non-GAAP operating income (loss):
Accelerated depreciation	639	427	551
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Asset impairment, restructuring and other charges	1,015	1,402	4,941
Non-GAAP operating income (loss)	$21,091	$19,815	$(27,568)

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Net Income (Loss):

	Three Months Ended
	December 29, 2013	September 29, 2013	December 23, 2012
GAAP Net income (loss)	$17,921	$8,723	$(32,722)
Adjustments to reconcile GAAP to Non-GAAP net income (loss):
Accelerated depreciation	639	427	551
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Asset impairment, restructuring and other charges	1,015	1,402	4,941
Tax expense of discrete items and other tax adjustments	(7,805)	2,962	(4,739)
Non-GAAP net income (loss)	$13,400	$15,144	$(30,289)
GAAP net income (loss) per common share — basic	$0.25	$0.12	$(0.47)
Non-GAAP adjustments per above	(0.06)	0.09	0.03
Non-GAAP net income (loss) per common share—basic	$0.19	$0.21	$(0.44)
GAAP net income (loss) per common share — diluted	$0.25	$0.12	$(0.47)
Non-GAAP adjustments per above	(0.06)	0.09	0.03
Non-GAAP net income (loss) per common share—diluted	$0.19	$0.21	$(0.44)
Average common shares outstanding—basic	71,147	70,830	69,144
Average common shares and potentially dilutive securities outstanding—diluted	72,163	71,664	69,144

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude, among other things, accelerated depreciation, charges related to the amortization of acquisition-related intangible assets, the impact of asset impairment, restructuring and other charges. We also exclude tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability in addition to tax adjustments related to non-GAAP operating income (loss) adjustments.

We use non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since we find these measures to be useful, we believe that investors will benefit from seeing non-GAAP measures in addition to seeing our GAAP results. This information facilitates our internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as amortization of intangibles and asset impairment, restructuring and other charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of non-GAAP adjustments, investors should understand that the excluded items can be expenses and charges that impact the Company’s total cash balance. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) consider only the GAAP income statement and the other financial measures. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit an important one, of the Company’s performance, and should not be relied upon by investors.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different (and contain different inclusions and exclusions as compared to GAAP information) from the non-GAAP information provided by other companies and therefore are not being provided for the purpose of comparisons with other companies.

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Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148